Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (the “Company”) of our report dated February 28, 2023 relating to the consolidated financial statements, which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Öhrlings PricewaterhouseCoopers AB

Stockholm, Sweden

November 2, 2023